UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

Filed by the Registrant  X                            Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
X	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

HARRIS TEETER SUPERMARKETS, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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LITIGATION UPDATE

On August 27, 2013, Harris Teeter Supermarkets, Inc. (“we,” “us” or “Harris Teeter”) filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement (the “Definitive Proxy Statement”), dated August 27, 2013, with respect to the special meeting of Harris Teeter shareholders scheduled to be held on October 3, 2013 (the “Special Meeting”) in order to approve the Agreement and Plan of Merger, dated as of July 8, 2013, by and among Harris Teeter, The Kroger Co. (“Kroger”), and Hornet Acquisition, Inc. (“Merger Sub”), pursuant to which Merger Sub will merge with and into Harris Teeter with Harris Teeter surviving as a wholly owned subsidiary of Kroger.

As previously disclosed in the Definitive Proxy Statement, several purported class action complaints relating to the merger have been filed in the General Court of Justice, Superior Court Division, Mecklenburg County, North Carolina on behalf of putative classes of Harris Teeter’s public shareholders (the “state cases”). The complaints name as defendants the members of the Harris Teeter Board, Harris Teeter, Kroger and Merger Sub. The state cases generally allege that members of the Harris Teeter Board breached their fiduciary duties to Harris Teeter’s shareholders with respect to the merger agreement and by omitting information material to shareholders from the preliminary proxy statement and that the other defendants aided and abetted that breach. Two of the cases also purport to assert derivative claims on behalf of Harris Teeter. The state cases were subsequently consolidated by court order dated August 29, 2013 under the caption In re Harris Teeter Merger Litigation, 13-CVS-12579 (the “consolidated state court action”).

Another complaint, which includes both individual and class claims relating to the merger, has been filed in the United States District Court for the Western District of North Carolina naming as defendants Harris Teeter and the members of the Harris Teeter Board (the “federal case”). The federal case, Joel Krieger v. Harris Teeter Supermarkets, Inc. (Case No. 3:13-cv-453), filed August 9, 2013, makes allegations similar to those in the state cases and in addition purports to assert claims for, among other things, violations of the federal securities laws and fraud related to the preliminary proxy statement. On September 19, 2013, the court entered an order staying all activity in the federal case pending the outcome of the consolidated state court action.

Harris Teeter believes that these lawsuits are without merit and that no further disclosure is required to supplement the Definitive Proxy Statement under any applicable rule, statute, regulation or law. However, to eliminate the burden, expense and uncertainties inherent in such litigation, on September 24, 2013, the defendants entered into a memorandum of understanding (the “Memorandum of Understanding”) regarding settlement of the consolidated state court action. The Memorandum of Understanding outlines the terms of the parties’ agreement in principle to settle and release all claims which were or could have been asserted in the consolidated state court action. In consideration for such settlement and release, the parties to the consolidated state court action have agreed that Harris Teeter will make certain supplemental disclosures to the Definitive Proxy Statement, all of which are set forth below. The Memorandum of Understanding contemplates that the parties will attempt in good faith to agree promptly upon a stipulation of settlement to be submitted to the General Court of Justice, Superior Court Division, Mecklenburg County, North Carolina for approval at the earliest practicable time. The stipulation of settlement will be subject to customary conditions, including confirmatory discovery and approval by the court, which will consider the fairness, reasonableness and adequacy of such settlement. Under the terms of the proposed settlement, following final approval by the court, the action will be dismissed with prejudice. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the court will approve the settlement even if the parties were to enter into such stipulation. In such event, or if the merger is not consummated for any reason, the proposed settlement will be null and void and of no force and effect.

The settlement will not affect the timing of the Special Meeting or the amount of merger consideration to be paid to shareholders of Harris Teeter in connection with the proposed merger.

Defined terms used in this Definitive Additional Material on Schedule 14A but not otherwise defined herein have the meanings ascribed to those terms in the Definitive Proxy Statement.

SUPPLEMENTAL DISCLOSURES

In the Memorandum of Understanding with respect to the settlement of the lawsuits described above, Harris Teeter has agreed to make these supplemental disclosures to the Definitive Proxy Statement. These supplemental disclosures should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. Without admitting in any way that the disclosures below are material or otherwise required by law, Harris Teeter makes the following amended and supplemental disclosures:

1.

The following disclosure supplements and restates the third full paragraph on page 26 of the Definitive Proxy Statement, which is under the heading “The Merger Proposal (Proposal 1) –Background of the Merger.”

Between the August 16, 2012 Board meeting and the regular quarterly Harris Teeter Board meeting held on November 15, 2012, Harris Teeter’s management discussed with J.P. Morgan its potential engagement as financial advisor to Harris Teeter in connection with (a) evaluating the merits of a potential sale, merger, joint venture and/or other business combination and (b) comparing the merits of such a transaction to the prospects of Harris Teeter as a standalone public company. On November 15, 2012, the Harris Teeter Board discussed J.P. Morgan’s extensive advisory and transaction experience in the retail sector, and in the food retail industry in particular. Management reviewed with the Harris Teeter Board the principal terms of the proposed engagement with J.P. Morgan, including the proposed fees, and compared the proposed fees to fees charged by other investment bankers in connection with similar engagements. The Harris Teeter Board expressed its support for the exploration of strategic alternatives and the engagement of J.P. Morgan and determined that the process would be overseen by the Harris Teeter Board as a whole, with Messrs. Dickson, Morganthall and Woodlief serving as Harris Teeter’s regular, primary points of contact with J.P. Morgan.

2.

The following disclosure supplements and restates the fifth full paragraph on page 26 of the Definitive Proxy Statement, which is under the heading “The Merger Proposal (Proposal 1) – Background of the Merger.”

Over the course of the next two weeks, management and J.P. Morgan worked together to develop a list of additional potential purchasers. Initially, management and J.P. Morgan believed, based on their knowledge of supermarket companies and general discussions with people in the industry, that there was unlikely to be significant interest in the transaction from strategic buyers other than Party A. Therefore, the initial focus was on well-capitalized financial sponsors, pension funds and family offices representing wealthy families and pension funds. During the period beginning November 21, 2012 and ending December 3, 2012, J.P. Morgan contacted eleven additional potential purchasers, of which six were financial sponsors, three were family offices and two were pension funds, and each of which had demonstrated expertise in food retail and the financial capacity to consummate an acquisition of, or combination with, Harris Teeter. Between December 5, 2012 and

December 20, 2012, Harris Teeter executed eight confidentiality agreements, including with each of Party B and Party C, as well as the six other financial sponsors, Party D, Party E, Party F, Party G, Party H and Party I, respectively. The three family offices and the two pension funds elected not to participate in the process.

3.

The following disclosures are inserted as standalone paragraphs between the fifth and sixth full paragraphs on page 28 of the Definitive Proxy Statement, which is under the heading “The Merger Proposal (Proposal 1) –Background of the Merger.”

Except for the confidentiality agreement Harris Teeter entered into with Party A, each confidentiality agreement into which Harris Teeter entered, as described above in this section, contains a standstill provision, which we refer to as a “standstill.” The standstill prevents, for a period of time, the potential bidder from taking action to seek control of Harris Teeter, including by making a proposal to acquire Harris Teeter, unless specifically consented in writing by Harris Teeter.

Each potential bidder, except for Party P and Kroger, is restricted in such manner for a period of time ranging in duration from 12 to 18 months, beginning on either the date of the applicable confidentiality agreement or the date on which notice of the termination of discussions regarding a transaction between Harris Teeter and such party was given or received by Harris Teeter. Under the terms of the confidentiality agreement with Party P, the standstill with respect to Party P terminates upon Harris Teeter entering into a merger transaction. The confidentiality agreement entered into with Kroger provides that the standstill terminates upon the Harris Teeter Board approving any merger transaction involving Harris Teeter.

Except for the confidentiality agreement we entered into with Party A, each confidentiality agreement also contained a provision making clear that Harris Teeter reserved the right, in its sole discretion, to conduct any process it deemed appropriate with respect to any proposed transaction involving Harris Teeter.

In addition, except for the confidentiality agreement Harris Teeter entered into with Party A, which did not contain a standstill, each confidentiality agreement contains a provision known as a “don’t ask, don’t waive” provision. The “don’t ask, don’t waive” provision bars a potential bidder from requesting, publicly or privately, during the period of time in which the standstill is in effect, an amendment or waiver by Harris Teeter of the standstill so as to allow a potential bidder to make another bid after the auction process has been completed or, in some cases, after the potential bidder terminated its discussions regarding the transaction. The standstill and the “don’t ask, don’t waive” provisions were designed to ensure an orderly auction that encourages bidders to put their best bids forward prior to Harris Teeter’s execution of a definitive merger agreement.

As the result of the standstill and the “don’t ask, don’t waive” provisions, most of the parties that executed confidentiality agreements are contractually barred from proferring a higher bid than the one that was accepted from Kroger.

4.

The following disclosure supplements and restates the first two paragraphs on page 40 of the Definitive Proxy Statement, which is under the heading “Opinion of J.P. Morgan – Public Trading Multiples.”

Public Trading Multiples

Using publicly available information calendarized based on Harris Teeter’s fiscal year end of October 1, 2013 (which we refer to in this section as FY13) and Harris Teeter’s fiscal year end of September 30, 2014 (which we refer to in this section as FY14), J.P. Morgan compared selected financial and operating data of Harris Teeter with similar data for 11 publicly traded companies involving businesses that may generally be considered similar to Harris Teeter’s business. Although none of the selected companies is entirely comparable to Harris Teeter, the companies included were chosen because each company is involved in the grocery store industry and has operations, geographic markets and/or market size that for purposes of analysis may be considered similar to certain operations, geographic markets and/or market size of Harris Teeter. The companies selected by J.P. Morgan, and the observed firm value (as defined below)/EBITDA multiples for fiscal year 2013 and fiscal year 2014 for such companies, were:

	FY13 firm value/EBITDA	FY14 firm value/EBITDA
Large/national peers:
Kroger	6.0x	5.8x
Safeway(1)	4.6x	4.4x
SuperValue	6.9x	5.5x

Multi-National peers:
Ahold	5.0x	4.8x
Delhaize	5.2x	5.0x

Regional peers:
Ingles Markets	6.3x	5.9x
Roundy’s	5.7x	5.5x
Weis Markets(2)	6.4x	6.4x

Natural/high growth peers:
Fairway	18.7x	14.5x
The Fresh Market	12.7x	10.3x
Whole Foods	14.2x	12.2x

(1)

Safeway pro forma for sale of Canadian business to Sobey’s.

(2)

Assumes LTM Adjusted EBITDA of $174 million for 2013E/2014E as no forward estimates available.

As discussed above, none of the companies selected is identical or directly comparable to Harris Teeter, and certain of the companies may have characteristics that are materially different from those of Harris Teeter. Accordingly, a complete analysis of the results of the following calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the selected companies compared to Harris Teeter and other factors that could affect the public trading value of the selected companies and Harris Teeter.

5.

The following disclosure is inserted as standalone paragraph after the first full paragraph on page 41 of the Definitive Proxy Statement, which is under the heading “Opinion of J.P. Morgan – Public Trading Multiples Implied Per Share Equity Values for Harris Teeter.”

For reference purposes only and not as a component of its fairness analysis, J.P. Morgan also presented to the Harris Teeter Board an implied firm value for Harris Teeter of approximately $2.47 billion that J.P. Morgan calculated based on the merger consideration of $49.38 per share.

6.

The following disclosure supplements and restates the second full paragraph on page 41 of the Definitive Proxy Statement, including the table immediately following such paragraph, which is under the heading “Opinion of J.P. Morgan – Selected Transactions Analysis.”

Selected Transactions Analysis

Using publicly available information, J.P. Morgan reviewed selected transactions involving acquired businesses that, for purposes of J.P. Morgan’s analyses, may generally be considered similar to Harris Teeter’s business. Although none of the selected transactions is directly comparable to the merger, J.P. Morgan selected these transactions because each of the target companies in the selected transactions was involved in the grocery store industry and had operations, geographic markets and/or market size that for purposes of analysis may be considered similar to certain operations, geographic markets and/or market size of Harris Teeter. For the selected transactions, J.P. Morgan calculated FV as a multiple of the target company’s EBITDA for the twelve months prior to the announcement date of the transaction, or LTM EBITDA, which is referred to as the FV/LTM EBITDA multiple. The transactions selected by J.P. Morgan for its analysis, and the FV/LTM EBITDA multiple for each transaction follows:

Target	Acquiror	Announcement Date	FV/LTM EBITDA
SuperValu (30% stake)	Cerberus	January 2013	4.9x
SuperValu/New Albertson’s Inc.	Cerberus	January 2013	3.9x
Winn-Dixie	BI-LO	December 2011	4.1x
BJ’s Wholesale	Leonard Green/CVC Capital	June 2011	7.0x
A&P Pathmark (37% stake)	Yucaipa	July 2009	5.7x
Whole Foods (17% stake)	Leonard Green	November 2008	6.8x
Pathmark	A&P	March 2007	11.3x
Wild Oats	Whole Foods	February 2007	13.5x
Smart & Final	Apollo	February 2007	9.6x
Marsh Supermarkets	Sun Capital	April 2006	8.5x
Foodarama	Management	February 2006	6.1x
Albertsons Core	SuperValu	January 2006	7.0x
Piggly Wiggly Midwest	Certified Grocers Midwest	December 2005	5.9x
Pathmark (40% stake)	Yucaipa	March 2005	5.8x
BI-LO/Bruno’s	Lone Star Funds	December 2004	5.8x
Shaw’s & Star Markets	Albertsons	March 2004	6.9x
Roundy’s	Willis Stein	April 2002	6.1x
Copps	Roundy’s	May 2001	6.5x
Dick’s Supermarket	Piggly Wiggly Midwest	April 2001	6.0x

7.

The following disclosure supplements and restates the first full paragraph on page 42 of the Definitive Proxy Statement, which is under the heading “Opinion of J.P. Morgan – Discounted Cash Flow Analysis.”

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted implied equity value per share for Harris Teeter. A discounted cash flow analysis is a method of valuing an asset using estimates of the future unlevered after-tax free cash flows generated by this asset and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” The “unlevered after-tax free cash flows” refers to a calculation of the future cash flows of an asset without including in such calculation any debt servicing costs. “Present value” refers to the current value of one or more future cash payments from the asset, which is referred to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risks, the opportunity cost of capital and other appropriate factors. “Terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period.

8.

The following disclosure is inserted as standalone paragraph after the last full paragraph on page 45 of the Definitive Proxy Statement, which is under the heading “Certain Financial Projections.”

Based on the financial projections provided by Harris Teeter, J.P. Morgan also calculated the present value of the unlevered after-tax free cash flows that Harris Teeter is expected to generate during fiscal years 2013 through 2017. The following table sets forth these unlevered after-tax free cash flows.

Free Cash Flows(1)
($ in millions)
2013E	2014E	2015E	2016E	2017E
$76(2)	$124	$173	$147	$176

(1) Free cash flow represents EBITDA less adjusted taxes, change in net working capital, and capital expenditures

(2) Excludes cash flows generated during the first half of FY2013

9.

The following disclosure is inserted as a standalone paragraph after the fourth full paragraph on page 52 of the Definitive Proxy Statement, which is under the heading “Interests of Harris Teeter Directors and Executive Officers in the Merger – No Employment Agreements with Executive Officers or Directors.”

None of the Harris Teeter executive officers had any conversations with Kroger prior to the entry into the merger agreement regarding their retention or future compensation arrangements, except that Mr. Morganthall was informed by Kroger that Kroger would like for him to delay his retirement until age 65.

Additional Information and Where to Find It

This filing may be deemed to be solicitation material in respect of the proposed acquisition of Harris Teeter by Kroger. In connection with the proposed merger transaction, Harris Teeter filed with the Securities and Exchange Commission (the “SEC”) the Definitive Proxy Statement on August 27, 2013. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE DEFINITIVE PROXY STATEMENT BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.

The Definitive Proxy Statement was mailed to Harris Teeter’s shareholders on or about August 27, 2013. Free copies of the Definitive Proxy Statement and other filings that Harris Teeter has made with the SEC may be obtained at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the Definitive Proxy Statement and other filings that Harris Teeter has made with the SEC from Harris Teeter’s website at http://www.harristeetersupermarkets.com or by directing a request to: Harris Teeter Supermarkets, Inc., 701 Crestdale Road, Matthews, North Carolina 28105, Attn: Secretary of the Corporation.

Participants in the Solicitation

Harris Teeter and its directors, executive officers and certain other members of management and employees of Harris Teeter may be deemed “participants” in the solicitation of proxies from shareholders of Harris Teeter in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of Harris Teeter in connection with the proposed merger are set forth in the Definitive Proxy Statement and other relevant documents that may be filed with the SEC. You can find information about Harris Teeter’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended October 2, 2012 and in its definitive proxy statement for its 2013 annual meeting of shareholders filed with the SEC on Schedule 14A on January 4, 2013.

Forward-Looking Statements

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “forecast” and other similar words. These forward-looking statements are based on Harris Teeter’s current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and timing of certain events to differ materially from the information in the forward-looking statements. The following factors, among others, could cause actual results to differ from such statements: the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed merger agreement; the failure to receive, on a timely basis or otherwise, the required approvals by Harris Teeter’s shareholders and government or regulatory agencies; the risk that a closing condition to the proposed merger may not be satisfied; risks related to the disruption of management’s attention from Harris Teeter’s ongoing business operations due to the transaction; the effect of the announcement of the proposed merger on Harris Teeter’s relationships with its customers, suppliers and service providers; and other economic, business, competitive, and regulatory factors affecting the businesses of Harris Teeter generally, including those set forth in the filings of Harris Teeter with the SEC, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of its annual reports on Form 10-K and quarterly reports on Form 10-Q, current reports on Form 8-K and other SEC filings. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements. Harris Teeter assumes no obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements except as required by law.